ARTICLES OF INCORPORATION
                                       OF

                              LAZYGROCER.COM, INC.

         In compliance with the requirements of F.S. Chapter 607, the undersigned, being a natural person, hereby acts as an incorporator in adopting and filing the following articles of incorporation for the purpose of organizing a business corporation.

                                    ARTICLE I

         The name of the Corporation ("Corporation") is

                               LAZYGROCER.COM INC.

                                   ARTICLE II

         The existence of the Corporation shall begin on the filing of these Articles of Incorporation with the Florida Department of Corporations.

                                   ARTICLE III

         The street address of the principal office of the Corporation is
                       241 YORK STREET, 3RD FLOOR, OTTAWA,
                              NTARIO K1N5S0 CANADA

                                   ARTICLE IV

         (i) The maximum number of shares this Corporation is authorized to issue is: 50,000,000 shares of common stock with $.01 par value per share. All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote.

         (ii)  20,000,000  shares of preferred stock with $.01 par value in five
(5) series, and the Board of Directors is authorized to establish the number of shares to be included in each series and the preferences, rights of conversion, limitations and other relative rights of each series.


                                    ARTICLE V

         The initial street address of the Corporation's registered office is 555 S. Federal Highway, Suite 270, Boca Raton, Florida 33432.The initial registered agent for the Corporation at that address is Brenda Hamilton.

                                   ARTICLE VI

         The initial board of directors shall consist of one member. This number may be increased or decreased from time to time in accordance with the Corporation's bylaws, but shall never be less than one.

                                   ARTICLE VII

         The names and street addresses of the persons signing these articles of incorporation are: Brenda Hamilton, 555 S. Federal Highway, Suite 270, Boca Raton, Florida 33432.

                                  ARTICLE VIII

         The Corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation on May 17, 2000.




                         ACCEPTANCE OF REGISTERED AGENT

         Having been named to accept service of process for 3045 Corporation, Inc. at the place designated in the articles of incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).



Name
     ---------------------------------------


Date May 17, 2000